FORM 3

                                                -------------------------
   U.S. SECURITIES AND EXCHANGE COMMISSION     | OMB APPROVAL            |
           WASHINGTON, D.C.  20549             |-------------------------|
            INITIAL STATEMENT OF               | OMB NUMBER:  3235-0104  |
   BENEFICIAL OWNERSHIP OF SECURITIES          | EXPIRES:  SEPTEMBER 30, |
                                               |           1998          |
   Filed pursuant to Section 16(a) of the      | ESTIMATED AVERAGE       |
    Section 17(a) of the Public Utility        | BURDEN HOURS            |
   Holding Company Act of 1935 or Section      | PER RESPONSE 0.5        |
   30(f) of the Investment Company Act of       -------------------------
   1940
----------------------------------------------------------------------------
   1. Name and Address of Reporting Person

               The Associated Group, Inc.
            ------------------------------------------------------------
               (Last)                 (First)             (Middle)

               200 Gateway Towers
            ------------------------------------------------------------
               (Street)

               Pittsburgh              PA                15222
            ------------------------------------------------------------
                (City)            (State)              (Zip)
----------------------------------------------------------------------------
   2.  Date of Event Requiring Statement (Month/Day/Year)

       October 9, 1997
----------------------------------------------------------------------------
   3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

       The Associated Group, Inc.:  51-0260858
       Associated Investments, Inc.:  25-1752998
----------------------------------------------------------------------------
   4.  Issuer Name and Ticker or Trading Symbol

       Tele-Communications, Inc. (Nasdaq:  TCOMB)
----------------------------------------------------------------------------
   5.  RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL
       APPLICABLE)
       ( ) DIRECTOR
       (X) 10% OWNER
       ( ) OFFICER (GIVE TITLE BELOW)
       ( ) OTHER (SPECIFY TITLE BELOW)
       _______________________________
----------------------------------------------------------------------------
   6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

----------------------------------------------------------------------------
   7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       __ FORM FILED BY ONE REPORTING PERSON
        X FORM FILED BY MORE THAN ONE REPORTING PERSON
----------------------------------------------------------------------------

============================================================================
   TABLE I _ NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

----------------------------------------------------------------------------
1.  TITLE OF SECURITY   2. AMOUNT OF    3.  OWNERSHIP    4.  NATURE OF
    (INSTR. 4)             SECURITIES       FORM:            INDIRECT
                           BENEFICIALLY     DIRECT (D)       BENEFICIAL
                           OWNED            OR INDIRECT      OWNERSHIP
                           (INSTR. 4)       (I) (INSTR. 5)   (INSTR. 5)
----------------------------------------------------------------------------
Series B TCI Group         7,071,852       Associated       The Associated
Common Stock                              Investments,    Group, Inc. is the
                                            Inc.:  D         controlling
                                                          shareholder of the
                                         The Associated    direct beneficial
                                         Group, Inc.:  I      owner of the
                                                              securities,
                                                               Associated
                                                          Investments, Inc.
----------------------------------------------------------------------------
Series A TCI Group         9,111,202       Associated       The Associated
Common Stock                              Investments,    Group, Inc. is the
                                            Inc.:  D         controlling
                                                          shareholder of the
                                         The Associated    direct beneficial
                                        Group, Inc.:  I      owner of the
                                                              securities,
                                                               Associated
                                                           Investments, Inc.
----------------------------------------------------------------------------
Series A Liberty Media     5,453,970       Associated       The Associated
Group Common Stock                        Investments,    Group, Inc. is the
                                            Inc.:  D         controlling
                                                          shareholder of the
                                         The Associated    direct beneficial
                                        Group, Inc.:  I      owner of the
                                                              securities,
                                                               Associated
                                                           Investments, Inc.
----------------------------------------------------------------------------
Series B Liberty Media     1,767,963       Associated       The Associated
Group Common Stock                        Investments,    Group, Inc. is the
                                            Inc.:  D         controlling
                                                          shareholder of the
                                         The Associated    direct beneficial
                                        Group, Inc.:  I      owner of the
                                                              securities,
                                                               Associated
                                                           Investments, Inc.
----------------------------------------------------------------------------
Series A TCI Ventures      3,368,774       Associated       The Associated
Group Common Stock                        Investments,    Group, Inc. is the
                                            Inc.:  D         controlling
                                                          shareholder of the
                                         The Associated    direct beneficial
                                        Group, Inc.:  I      owner of the
                                                              securities,
                                                               Associated
                                                           Investments, Inc.
----------------------------------------------------------------------------

============================================================================

   TABLE II -          DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------
   1.  Title of Derivative Security (Instr. 4)
           ______________________               ______________________
           Date Exercisable                Expiration Date
----------------------------------------------------------------------------
   2.  Date Exercisable and Expiration Date (Month/Day/Year)

----------------------------------------------------------------------------
   3.  Title and Amount of Securities Underlying Derivative Security
       (Instr. 4)

           ______________________               ______________________
           Date Exercisable                Expiration Date
----------------------------------------------------------------------------
   4.  Conversion or Exercise Price of Derivative Security

----------------------------------------------------------------------------
   5.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
       (Instr. 5)

----------------------------------------------------------------------------
   6.  Nature of Indirect Beneficial Ownership (Instr. 5)

----------------------------------------------------------------------------

============================================================================
      EXPLANATION OF RESPONSES: This form is being filed solely as a result of the Reporting Persons' beneficial ownership of Series B
      TCI Group Common Stock.

      THE ASSOCIATED GROUP, INC.

      By: /s/ Myles P. Berkman                    October 15, 1997
         --------------------------------         ----------------
         ** SIGNATURE OF REPORTING PERSON               DATE

         Myles P. Berkman
         President


      ASSOCIATED INVESTMENTS, INC.

      By: /s/ Myles P. Berkman                    October 15, 1997
         --------------------------------        -----------------
         ** SIGNATURE OF REPORTING PERSON               DATE

         Myles P. Berkman
         President

   ________________________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
      CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15. U.S.C.78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.